Exhibit 99.1

Allos Therapeutics Appoints Timothy P. Lynch to Board of Directors

Westminster, Colo., November 17, 2005 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the election of Timothy P. Lynch to its Board of Directors effective November 14, 2005.  Mr. Lynch’s appointment, which expands the Board of Directors to eight members, further strengthens the Board in the areas of financial and operational expertise.  Mr. Lynch was also appointed to serve as a member of the Audit Committee of the Board.

Mr. Lynch has significant experience as a public company executive within the biotechnology industry and as an investment banker.  He currently serves as a consultant to several early-stage companies in the life science area.

After beginning his career as an investment banker at Chase Manhattan Bank N.A. and Goldman, Sachs & Co, Mr. Lynch joined Elan Corporation PLC as Director, Strategic Planning, where he managed corporate finance and mergers and acquisitions matters.  Mr. Lynch served as Chief Financial Officer of Intermune, Inc. from 1999 to 2002, and as Chief Financial Officer of Tercica, Inc. from 2002 through June 2005.  During this time, Mr. Lynch was instrumental in leading both Intermune and Tercica through their respective IPOs, and negotiating multiple product license agreements.  Mr. Lynch holds a BA in Economics from Colgate University and an MBA from Harvard Business School.

“We are delighted that Tim has joined the Allos Board of Directors,” said Michael E. Hart, President and Chief Executive Officer of Allos.  “Tim’s financial and operational experience in biotech companies at similar stages of growth to Allos will be a significant asset to our future plans for growth.”

“I’m excited to be part of the Allos team,” said Mr. Lynch.  “I look forward to contributing to Allos and it’s future.”

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  Our lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.  Our other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors.  For more information, please visit the Company’s web site at: www.allos.com.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com